Exhibit 99.1

Exult Announces 2004 First Quarter Results

ReloAction Transaction and Air Canada LOI Contribute to Momentum

IRVINE, Calif., April 27, 2004 – Exult, Inc. (Nasdaq: EXLT), the innovator and leading provider of HR-led business process outsourcing (BPO) for Global 500 companies and other large complex organizations, today reported financial results for the quarter ended March 31, 2004.

For the first quarter of 2004, revenue was reported at $97.8 million. This amount is net of a previously announced reduction in revenue of $23.9 million related to a revised estimate of life-of-contract margin on the Bank of America contract following a change in the future scope of work.

Exult reported a net loss of $19.6 million for the quarter, or a loss of $0.18 per share. This compares to net income of $3.9 million, or earnings per share of $0.03 in the same period a year ago, and net income of $2.1 million, or earnings per share of $0.02, in the previous quarter.

The reported net loss from continuing operations was $18.3 million, or the equivalent of $0.17 loss per share. This amount reflects a reduction in net income of $23.9 million related to the change in estimated life-of-contract margin on the Bank of America contract referred to above. The effect of the adjustment was to reduce net income from continuing operations to a loss of $18.3 million from a profit of $5.6 million, or the equivalent of $0.05 per share. This compares with net income from continuing operations of $4.0 million in the first quarter of 2003 and $6.0 million in the fourth quarter of 2003, or the equivalent of $0.03 and $0.05 per share, respectively.

Total direct revenue (as compared to lower-margin indirect revenue generated through the use of third party subcontractors) represented 49 percent of total revenue for the first quarter of 2004, compared to 56 percent in the fourth quarter of 2003 and 51 percent for the full year 2003. Without the Bank of America adjustment, direct revenue would have represented 59 percent of total revenue for the first quarter of 2004. Despite the impact of the Bank of America adjustment, the percentage of Exult’s revenue from a subset of the indirect business, the more volatile business, such as temporary staffing, declined from 31 percent in the first quarter of 2003 to 28 percent in the first quarter 2004. Without the Bank of America adjustment, it would have declined to 22 percent in the first quarter 2004.

Gross margins were negative 8.7 percent in the first quarter of 2004 compared to 8.8 percent in the first quarter of 2003 and 11.7 percent in the fourth quarter of 2003. The effect of the Bank of America adjustment of $23.9 million was to reduce margins by 21.4 percentage points.

Selling, general and administrative expenses for the first quarter of 2004 totaled $9.4 million, an increase of $2.7 million compared to the same period a year ago. This increase is largely due to an annual increase in salaries, fringe, and incentives that came into effect in the first quarter of 2004, increases in insurance costs year over year and increases in IT infrastructure costs.

“Though we were disappointed with the decision of Bank of America to award part of its HR BPO work to another supplier, we remain confident in our business model, and we continue to focus on the execution of our long-term strategy. This includes shifting the underlying mix of business to direct from indirect and, since the end of the first quarter of 2004, we further delivered on this goal by reaching agreement to acquire ReloAction, a current key vendor and provider of relocation services. We also continued to deliver high quality service to our clients measured against key performance indicators and made excellent progress in new business by signing a letter of intent to provide HR BPO services to Air Canada following a hotly contested deal process. Our sales pipeline remains strong. Finally we completed, as planned, the closure of the Gunn Partners consulting unit during the quarter allowing us to fully focus on our core business,” said Jim Madden, Founder, Chairman and CEO.

Exult recently announced that it has signed an agreement to acquire ReloAction, a privately held relocation services company with locations in California, Texas and Connecticut, for approximately $23 million in cash. ReloAction’s revenues for the year ended March 31, 2004 were approximately $20 million and the acquisition, if completed as currently planned, is expected to be accretive to Exult’s earnings for fiscal 2004. The acquisition is subject to customary closing conditions. Exult also recently announced the signing of a non-binding letter of intent to provide core administrative and transactional HR services and related technology support to Air Canada. Contract negotiations are underway and expected to conclude shortly. Exult and Air Canada contemplate an agreement term of seven years, and expect to complete transition by the end of calendar 2004.

Exult’s balance sheet remains strong, with cash and short-term investments totaling $188.4 million as of the end of the first quarter of 2004. Cash flow from operations was negative $0.8 million for the quarter. This was driven largely by cash incentive payments accrued in 2003 and paid in the most recent quarter, a slowdown in the specialty recruiting business, and the timing of a payment to one of our largest vendors of indirect services. Accounts receivable of $58.7 million remained essentially flat with the previous quarter. The net decrease of unbilled receivables for the period caused by the Bank of America adjustment offset the increases in unbilled and billed receivables from other clients. The reduction in revenue caused by the Bank of America adjustment, combined with the approximately flat accounts receivable balance resulted in total days sales outstanding (DSO) increasing to 54 days at the end of the quarter, up from the 45 days reported for the fourth quarter of 2003. Higher revenue levels expected in future quarters, accompanied by a continued focus on third party receivables, should help to reverse this increase.

Summary & Business Outlook

For calendar year 2004, inclusive of the full effects of the non-cash adjustments in the first quarter and for the anticipated acceleration of asset amortization in each of the remaining quarters of 2004, the Company anticipates revenue in a range of $515 to $530 million. The loss per share is anticipated to be in the range of $0.04 to $0.07 for the full year. We anticipate generating positive operating cash flow for the remainder of the year.

Conference Call with Management

Jim Madden, Founder, Chairman and CEO and John Adams, Chief Financial Officer will host a conference call for investors and all interested parties today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

To participate in the call:

•	Please dial (800) 303-1413 for toll-free access in North America

•	Please dial (212) 346-6562 for access internationally

•	When prompted, use confirmation code 21192101

Internet Access: This conference call will also be broadcast live over the Internet and can be accessed by all interested parties from the homepage of Exult’s website at www.exult.com. To listen to the live call, please go to the Exult website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Replay Information & Webcast Archive: For those unable to participate in the call at this time, a telephone replay will be made available beginning on April 27, 2004, at approximately 7:00 p.m. Eastern Time (4:00 p.m. Pacific Time). To access the replay, call (800) 633-8284 or (402) 977-9140 and enter the pass code 21192101 at the prompt. A replay of the call will also be archived on Exult’s website until May 31, 2004.

About Exult

Exult (EXLT) is the innovator and leading outsourcer in the HR-led BPO market. Meeting an increasingly critical need for Global 500 companies and other large complex corporations, Exult provides comprehensive Human Resources outsourcing solutions and expertise in high volume business processes, including related Finance and Accounting and Procurement offerings.

Exult offers tailored solutions to a diverse client base by leveraging its customizable and scalable Multi-Process OutsourcingSM operational platform, which includes Multi-Client, Multi-Center, Multi-Channel, Multi-Shift and Multi-Shore capabilities. Exult uses Six Sigma standards to design, measure and deliver its processes to provide a high quality service experience to clients.

Exult is the proven cost-effective BPO resource for Global 500 clients seeking increased flexibility to strategically advance their businesses. Exult’s quality delivery reduces costs, improves productivity, streamlines operations and provides responsive service to clients’ employees throughout the world. For more information, visit www.exult.com.

For further information:

Investor Relations

John A. Adams

Chief Financial Officer

949/856-8841

investor.relations@exult.net

Peter B. Hargittay

Hargittay Group, Inc.

Managing Director, Investor Relations

714/508-6684

peter@hargittaygroup.com

Media Contact

Alexandra Gallo

Director, Global Communications

949/856-8638

alexandra.gallo@exult.net

Agency Contact

Len Abbazia

732/863-1900, x.101

Len.Abbazia@springboardpr.com

Certain Terms, Including Non-GAAP Financial Measures

The term “indirect revenue” refers to revenue received for services provided by Exult through the use of third party subcontractors. The term “direct revenue” refers to all other revenue recognized for services provided by Exult.

The term “cash flow from operations” is equivalent to net cash provided by (used in) operating activities. The term “free cash flow” represents net cash provided by (used in) operating activities less expenditures for fixed asset purchases, capitalized contract costs, and client contract related intangible assets. Exult provides information on its free cash flow because it believes that this financial measure provides useful information about the effects of its operations on its cash balances.

Total and per-share equivalent values for income from continuing operations reflect division of income from continuing operations by the weighted average number of shares outstanding for the applicable period. Exult believes providing this information may contribute to an understanding of the effect of the divestiture of the Gunn business and the performance of the Company net of the Gunn business operations.

We have provided information about the effect on first quarter revenue and profit of the change in estimated life-of-contract margin on the Bank of America contract by providing assumed revenue and profit figures yielded by reversing the adjustment. We believe this gives useful information about our underlying business and the effects of our proportional cost method of accounting, and provides a helpful basis for comparing first quarter performance in our underlying business with previous quarters. This information is intended to illustrate effects of the adjustment and should not be construed as a pro forma presentation or a representation regarding future performance.

Forward Looking Statement

Statements in this press release or the related conference call referenced herein about the Company’s anticipated performance, including revenue, margin, cash flow, cash balance and profit expectations; development and application of the Company’s Exult Service Delivery ModelSM operational capabilities, including infrastructure, transition and transformation of client processes to the Company’s systems, productivity improvements, and cost savings from strategic initiatives including the Company’s India operations; the potential acquisition of ReloAction; client service results; duration, size, scope and revenue expectations associated with client contracts; business mix; industry leadership and market share; and new business, including signing of a contract with Air Canada, are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Exult is still developing its service capabilities and must transition client processes on schedule and transform these processes to reduce delivery cost while meeting contractual service level commitments. Exult must meet performance standards and client contracts permit reduction or early termination under various circumstances. Financial performance targets might not be achieved due to various risks, including slower-than-expected process transitions or business development, or higher-than-expected costs to meet service commitments or sign new contracts. Exult’s cash consumption may exceed expected levels if profitability does not meet expectations, strategic opportunities require cash investments, or growth exceeds current expectations. Frontlog is estimated based upon various assumptions, is subject to change, and is not necessarily indicative of what new business Exult may sign. Exult faces increasing competition in the HR BPO business. Income tax liabilities will begin to reduce net income if the Company’s tax loss carry forwards are exhausted or the valuation allowance reversed. More information about Exult’s risks is available in Exult’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	December 31, 2003	March 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$135,026	$110,503
Short-term investments	60,781	77,880
Accounts receivable, net	58,720	58,671
Prepaid expenses and other current assets	26,973	28,544
Assets held for sale	100	—

Total Current Assets	281,600	275,598
Fixed Assets and Direct Contract Costs, net	69,010	71,402
Intangible Assets, net	60,213	57,577
Other Assets, net	19,401	18,519

Total Assets	$430,224	$423,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,331	$20,784
Accrued liabilities	32,154	46,672
Current portion of long-term obligations	2,444	12,633

Total Current Liabilities	58,929	80,089
Convertible Senior Notes	106,713	106,771
Other Long-Term Obligations, net of current portion	12,168	885

Total Long-Term Obligations	118,881	107,656
Stockholder’s Equity:
Common stock	11	11
Additional paid-in capital	430,583	434,016
Deferred compensation	(1,789)	(3,196)
Foreign currency translation adjustments	4,018	4,471
Unrealized gain on investments, net	99	114
Accumulated deficit	(180,508)	(200,065)

Total Stockholders’ Equity	252,414	235,351
Total Liabilities and Stockholders’ Equity	$430,224	$423,096

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(amounts in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2003	2004
Revenue	$112,166	$97,794
Cost of Revenue	102,297	106,254

Gross Profit (Loss)	9,869	(8,460)
Selling, General and Administrative Expense	6,685	9,390

Income (Loss) from Operations	3,184	(17,850)
Investment and Interest Income (Expense), net	849	(361)

Income (Loss) from Continuing Operations before provision for Income Taxes	4,033	(18,211)
Provision for Income Taxes	—	118

Income (Loss) from Continuing Operations	4,033	(18,329)
Loss from Discontinued Operations, net of provision for Income Taxes	(121)	(1,228)

Net Income (Loss)	$3,912	$(19,557)

Net Income (Loss) per common share:
Basic	$0.04	$(0.18)

Diluted	$0.03	$(0.18)

Weighted Average Number of Common
Shares Outstanding:
Basic	106,378	108,703

Diluted	113,891	108,703

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(unaudited)

	Three months ended March 31,
	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$3,912	$(19,557)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities —
Depreciation and amortization	6,114	8,696
Write off of assets held for sale	—	100
Discount Accretion on long-term obligations	—	277
Net realized gain, net	—	204
Changes in operating assets and liabilities —
Accounts receivable, net	(13,014)	(515)
Prepaid expenses and other current assets	147	(1,571)
Accounts payable	4,894	(3,547)
Accrued liabilities and other	7,447	14,190

Net operating cash flows from continuing operations	9,500	(1,723)
Net operating cash flows from discontinued operations	4	894

Net cash provided by (used in) operating activities	9,504	(829)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for Fixed Asset Purchases and Direct Contract Costs	(5,334)	(9,079)
Expenditures for Intangible Assets	(1,000)	(35)
Purchases of Investments	(29,370)	(40,481)
Proceeds from Investments	41,302	23,259
Change in Other Assets	(738)	1,733

Net investing cash flows from continuing operations	4,860	(24,603)
Net investing cash flows from discontinued operations	—	(936)

Net cash provided by (used in) investing activities	4,860	(25,539)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Exercise of Stock Options	436	1,714
Payments on Long-Term Obligations	(1,040)	(1,313)

Net cash provided by (used in) financing activities	(604)	401

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(257)	1,444

Net Increase (Decrease) in Cash and Cash Equivalents	13,503	(24,523)
Cash and Cash Equivalents, beginning of period	42,846	135,026

Cash and Cash Equivalents, end of period	$56,349	$110,503